PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
Dated February 22, 2007	Registration No. 333-134957

PROSPECTUS SUPPLEMENT
DATED FEBRUARY 22, 2007
TO PROSPECTUS DATED
JULY 20, 2006 OF

NUTRACEA

32,107,981 SHARES
COMMON STOCK

The final prospectus of NutraCea dated July 20, 2006 is supplemented to include the following updated information:

Selling Security Holders Table

The “Selling Security Holders” table contained in the final prospectus dated July 20, 2006 is updated as follows to reflect a transfer to the United Jewish Appeal-Federation of Jewish Philanthropies of New York, Inc. of 350,000 shares of NutraCea common stock and a transfer to the Jack S. and Shirley M. Silver Foundation of 238,235 shares of NutraCea common stock. These shares were previously held beneficially by Sherleigh Associates Profit Sharing Plan. Percentage of beneficial ownership is based on approximately 131,690,549 shares of common stock outstanding as of February 20, 2007.

	Common Shares Beneficially Owned Prior to Offering	Common Shares Offered by this Prospectus	Common Shares Beneficially Owned After Offering
Name of Selling Shareholder			Number	Percentage

Sherleigh Associates Profit Sharing Plan	—	—	—	*
United Jewish Appeal-Federation of Jewish Philanthropies of New York, Inc.	350,000	350,000	—	*
Jack S. and Shirley M. Silver Foundation (5)	238,235	238,235	—	*
______________
*	Represents holdings of less than one percent

(5)	The natural person who has voting and dispositive power for the shares held by the Jack S. and Shirley M. Silver Foundation is Jack Silver.